Exhibit 21.1

Subsidiaries of the Registrant

Braintech Canada, Inc., a British Columbia corporation

100% owned by Braintech, Inc.

Braintech Government & Defense, Inc., a Delaware corporation

100% owned by Braintech, Inc.

Braintech Consumer & Service, Inc., a Delaware corporation

100% owned by Braintech, Inc.

Braintech Industrial, Inc., a Delaware corporation

100% owned by Braintech, Inc.